Exhibit 10.2

EMPLOYMENT AGREEMENT
BY AND BETWEEN NTN BUZZTIME, INC. AND MICHAEL BUSH

AMENDMENT ONE

The Amended and Restated Employment Agreement by and between NTN Buzztime, Inc., a Delaware corporation (the “Company”) and Michael Bush (the “Executive”), effective April 12, 2010 (the “Agreement”), is hereby amended on March 21, 2011 (the “Effective Date”), as follows:

1.	Section 2.2 is deleted in its entirety and replaced by the following:

2.2           Incentive Bonus.  During the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) in an amount to be determined by the Board in its sole discretion, based on the achievement of performance objectives established by the Board for that particular period.  The Executive’s target potential Incentive Bonus amount for the 2010 calendar year shall be set at 50% of the Executive’s Base Salary.  For calendar year 2010 the Executive’s Incentive Bonus shall be pro rated based on hire date and any approved leave of absence and shall be based on and subject to the requirements set forth in the 2010 NTN Buzztime Executive Incentive Plan.

For purposes of clarity, the Executive’s target potential Incentive Bonus for 2010 prior to any pro rating shall be One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500), which is equal to fifty percent (50%) of his initial Base Salary. A portion of the Incentive Bonus for 2010 will be guaranteed in the amount of $50,000, which amount will be paid by March 15, 2011.

The Board will in its sole discretion reserve the possibility to award an Incentive Bonus of up to 100% of the Executive’s Base Salary for demonstrated extraordinary performance.

The Incentive Bonus for 2011 (the “2011 Incentive Bonus”) is subject to the terms and conditions of the NTN Buzztime, Inc. Executive Incentive Plan for Eligible Employees of NTN Buzztime, Inc. for Fiscal Year 2011; provided that the 2011 Incentive Bonus will be guaranteed at a minimum of $50,000.  The Executive will participate in establishing the 2011 Incentive Bonus targets and present to the Board (1) such recommendations with respect to such targeted levels that Executive determines in good faith are advisable, or (2) such other modifications to the bonus program for 2011 (including, without limitation, any other performance factors on which the 2011 Incentive Bonus determination may be based) as the Executive determines in good faith are advisable.  The Board will consider in its sole discretion adjusting such targeted levels and making such adjustment to the Incentive Bonus program in good faith based on the Executive’s recommendations, but shall have no obligation to make any such adjustment.

Any Incentive Bonus will be paid to the Executive within thirty (30) days after receipt of the independent auditor’s report on the Company’s annual financial statements for the year in question, but in no event later than March 15 of the year following the year that the Incentive Bonus relates; provided that the Incentive Bonus will not be deemed earned and will not be paid to the Executive unless the Executive is employed by the Company on such payment date and be subject to the terms and conditions of the plan document governing the Incentive Bonus for the applicable fiscal year.  Payment of the Incentive Bonus, if any, will be subject to withholdings in accordance with the Company’s standard payroll procedures.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

EXECUTIVE:	NTN BUZZTIME, INC.

/s/ Michael Bush	By:	/s/ Jeff Berg
Michael Bush		Jeff Berg
Chairman of the Board of Directors